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                                                                       EXHIBIT 1
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                           AGREEMENT AND PLAN OF MERGER

                   AGREEMENT AND PLAN OF MERGER, dated as of April 2, 1995 (the "Agreement"), by and among E-SYSTEMS, INC., a Dela-ware corporation (the "Company"), RTN ACQUISITION CORPORATION, a Delaware corporation (the "Purchaser"), and RAYTHEON COMPANY, a Delaware corporation ("Parent"). The Company and the Pur-chaser are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                     RECITALS

                   WHEREAS, the Boards of Directors of Parent, the Pur-chaser and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the condi-tions set forth herein;

                   WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, the Purchaser and the Company have each approved the merger of the Purchaser with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL") and with any other applicable law; and

                   WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and condi-tions set forth herein, (i) determined that (x) the consider-ation to be paid for each Share in the Offer and the Merger (as hereinafter defined) is fair to the stockholders of the Com-pany, and (y) the Offer and the Merger are otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transac-tions contemplated hereby and to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company of this Agreement.

                   NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                    THE OFFER

                   Section 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with
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         Article IX hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, as promptly as practicable (but in no event later than five business days from the date hereof) Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) an offer to purchase all out-standing shares of Common Stock, par value $1.00 per share (the "Shares"), of the Company including the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement dated as of October 7, 1994 (the "Rights Agreement") between the Company and Society National Bank, as Rights Agent (the "Rights"), at a price of $64.00 per Share net to the seller in cash (the "Offer") and, subject to the conditions of the Offer, shall use all reasonable efforts to consummate the Offer. Ex-cept where the context otherwise requires, all references herein to the Shares shall include the associated Rights. The obligation of the Purchaser to consummate the Offer and to ac-cept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Annex I hereto.

                   (b) Without the prior written consent of the Com-pany, the Purchaser shall not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

                   (c) Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the documents filed by Parent and the Purchaser with the Securities and Ex-change Commission (the "SEC") in connection with the Offer (the "Offer Documents") if and to the extent that it shall have be-come false or misleading in any material respect, and Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon any Offer Documents to be filed with the SEC prior to any such filing.

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                   (d)  The Offer shall be made by means of an offer to
         purchase which shall provide for an initial expiration date of 20 business days from the date of commencement. Parent and the Purchaser agree that the Purchaser shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been sat-isfied or earlier waived. If at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived but, in the reasonable belief of Parent, may be satisfied prior to Septem-ber 30, 1995, the Purchaser shall extend the expiration date of the Offer for an additional period or periods of time until the earlier of (i) the date such conditions are satisfied or ear-lier waived and the Purchaser becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer or
         (ii) this Agreement is terminated in accordance with its terms; provided that this sentence shall not be applicable in the event the conditions set forth in paragraph (c)(ii) of Annex I hereto shall not have been satisfied or earlier waived at the expiration date of the Offer. Any individual extension of the Offer shall be for a period of no more than 15 business days.

                   Section 1.02.  Company Actions.  (a)  The Company
                                  ---------------
         hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth herein, [unanimously] (x) determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the stockholders of the Company and the Offer and the Merger are otherwise in the best interests of the Company and its stockholders and (y) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company and (ii) CS First Boston Corporation and Morgan Stanley & Co. Incorporated, the Company's financial advisors, have each rendered to the Board their opinion that the per share consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

                   (b) The Company hereby agrees promptly to prepare and, after affording the Purchaser a reasonable opportunity to review and comment thereon, to file with the SEC and to mail to its stockholders, a Solicitation/Recommendation Statement on
         Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") con-taining the recommendation described in Section 1.02(a) hereof and to disseminate the Schedule 14D-9 as required by Rule 14d-9

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         promulgated under the Exchange Act; provided, however, that, subject to the provisions of Article IX, such recommendation may be withdrawn, modified or amended to the extent that the Board deems it necessary to do so in the exercise of its fidu-ciary and other legal obligations after consultation with out-side counsel. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the
         Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Sched-ule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

                   (c) In connection with the Offer, the Company will furnish the Purchaser with such information (which will be treated and held in confidence by the Purchaser in accordance with the terms of the Confidentiality Agreement (as hereinafter defined)) and assistance as the Purchaser or its agents or rep-resentatives may reasonably request in connection with the preparation of the Offer and communicating the Offer to the record and beneficial holders of the Shares.

                   Section 1.03.  Directors.  (a)  Subject to compliance
                                  ---------
         with the DGCL, the Company's Certificate of Incorporation and other applicable law, promptly upon the payment by the Pur-chaser for Shares purchased pursuant to the Offer, and from time to time thereafter, the Company shall, upon request of Parent, promptly use its best efforts to take all actions nec-essary to cause a majority of the directors of the Company to consist of Parent's designees, including by accepting the res-ignations of those incumbent directors designated by the Com-pany or increasing the size of the Board and causing Parent's designees to be elected. The date on which Purchaser's desig-nees constitute at least a majority of the Board is herein re-ferred to as the "Control Date."

                   (b) The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, if applicable. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent will supply any information with respect to itself and its

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         designees, officers, directors and affiliates required by such
         Section and Rule to the Company.

                   (c) Following the election or appointment of Par-ent's designees pursuant to this Section 1.03 and prior to the Effective Time (as hereinafter defined), any amendment or ter-mination of this Agreement by the Company or the Board, any extension by the Company or the Board, of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder, will require the concurrence of, and shall be ef-fective if and only if approved by, a majority of the directors of the Company then in office who are not affiliated with Par-ent and were not designated by Parent and (i) were also non-management directors of the Company on the date hereof or (ii) were elected subsequent to the date hereof by, or on the rec-ommendation of (x) directors who were directors on the date hereof or (y) the Continuing Directors (the persons referred to in clauses (i) and (ii) being the "Continuing Directors"), even if such majority of the Continuing Directors does not consti-tute a majority of all directors then in office. Until the Effective Time, the Board shall include three Continuing Directors (subject to their availability and willingness to serve).

                   (d) During the five-year period immediately follow-ing the Control Date, the Company shall maintain an Advisory Board for the purpose of consulting on matters related to the business of the Company. The members of the Advisory Board shall be chosen by mutual agreement of the Chief Executive Officer of the Company and the Chief Executive Officer of Par-ent from among the individuals who constitute the Board on the date hereof, including any of the Continuing Directors, and representatives of Parent. Parent shall provide or cause the Company to provide compensation and benefits to the members of the Advisory Board that, in the aggregate, are no less favor-able than those provided to the Company's directors as of the date hereof. Purchaser agrees that it will pay, or will cause the Surviving Corporation to pay, in accordance with the terms of the director retirement policy and the Executive Perquisites for Outside Board Directors of the Company in effect as of the date hereof, the retirement benefit and perquisites provided for therein to those directors who are directors of the Company on the date hereof and who, after either the Control Date or the Effective Time, do not continue on the Board or become mem-bers of the Advisory Board.

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                                    ARTICLE II

                                    THE MERGER

                   Section 2.01.  The Merger.  (a)  In accordance with
                                  ----------
         the provisions of this Agreement and the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corpo-ration (hereinafter sometimes called the "Surviving Corpora-tion") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time the sep-arate existence of the Purchaser shall cease.

                   (b) The name of the Surviving Corporation shall be "E-Systems, Inc."

                   (c) The Merger shall have the effects on the Company and the Purchaser as Constituent Corporations of the Merger as provided under the DGCL. As of the Effective Time, the Company shall be a wholly-owned subsidiary of Parent.

                   Section 2.02.  Effective Time.  The Merger shall be-
                                  --------------
         come effective at the time of filing of, or at such later time specified in, a certificate of merger (the "Certificate of Merger") (or, if applicable, a certificate of ownership and merger), in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the provisions of Section 251 of the DGCL (or in the event
         Section 3.04 hereof is applicable, Section 253 of the DGCL). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                   Section 2.03.  Certificate of Incorporation and By-
                                  ------------------------------------
         Laws of Surviving Corporation.  Subject to Section 2.01(b), the
         -----------------------------
         Certificate of Incorporation and By-Laws of the Purchaser shall be the Certificate of Incorporation and By-Laws of the Surviv-ing Corporation until thereafter amended as provided by law.

                   Section 2.04.  Directors and Officers of Surviving
                                  -----------------------------------
         Corporation.  (a)  Subject to applicable law, the directors of
         -----------
         the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                   (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Sur-viving Corporation and shall hold office until their respective

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         successors are duly elected and qualified, or their earlier death, resignation or removal.

                   Section 2.05.  Further Assurances.  If, at any time
                                  ------------------
         after the Effective Time, the Surviving Corporation shall con-sider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or de-sirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the of-ficers of the Surviving Corporation shall be authorized to ex-ecute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be neces-sary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, prop-erties or assets in the Surviving Corporation or otherwise to carry out this Agreement in accordance with its terms.


                                   ARTICLE III

                               CONVERSION OF SHARES

                   Section 3.01.  Effect on Shares and the Purchaser's
                                  ------------------------------------
         Capital Stock.  (a)  As of the Effective Time, by virtue of the
         -------------
         Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Purchaser or any subsidiary of Parent or the Purchaser or in the treasury of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder there-of, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares (as hereinafter defined)) shall be con-verted into the right to receive $64.00 net to its holder in cash or any higher price per Share paid in the Offer (the "Merger Price"), payable to the holder thereof, without inter-est thereon, as set forth in Section 4.02 hereof.

                   (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable

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         share of Common Stock, par value $1.00 per share, of the Sur-
         viving Corporation.

                   Section 3.02.  Company Option Plans.  (a)  The Com-
                                  --------------------
         pany shall take all actions necessary to provide that, immedi-ately prior to the consummation of the Offer, (i) each out-standing option to purchase Shares (the "Options") granted un-der any of the Company's 1980 Stock Option Plan, 1982 Incentive Stock Option Plan, the Company's 1988 Employee Stock Option Plan or the Company's 1994 Employee Stock Option Plan, each as amended (collectively, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, Parent or the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price over the exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes); provided that the foregoing shall not require any ac-tion which violates the Option Plans; provided, further, that if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Ex-change Act to become subject to the profit recovery provisions thereof, any Options held by such individual will be cancelled or purchased, as the case may be, as promptly thereafter as possible so as not to subject such individual to any liability pursuant to Section 16, and such individual will be entitled to receive from the Company or the Surviving Corporation at the Effective Time or as soon as practicable thereafter (or, if later, the date six months and one day following the grant of such option), for each Share subject to an Option, an amount equal to the excess, if any, of the Merger Price over the per Share exercise price of such Option.

                   (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrange-ment, providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its subsidiaries (other than the EMASS Option Plan (as hereinafter defined)) shall be deleted as of the Effective Time and (ii) the Company shall use all rea-sonable efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other such plans, programs or arrangements (other than the EMASS Option Plan) shall have any right thereunder to acquire

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         any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                   (c) The Company shall take all actions to provide that each share of restricted stock granted under the Option Plans shall become fully vested and free of restrictions im-mediately prior to the consummation of the Offer and that any holder of a restricted stock grant may elect to authorize the Company to retain a number of Shares from such grant having an aggregate value (based upon $64.00 per Share) equal to the sum of (i) the aggregate purchase price for such Shares under the applicable Option Plan and (ii) any withholding taxes appli-cable to the vesting of such grant, in lieu of the payment of such amount in cash.

                   Section 3.03.  Stockholders' Meeting.  (a)  If re-
                                  ---------------------
         quired by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

                   (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meet-ing") as soon as practicable following the purchase of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and adopting this Agreement and such other matters as may be necessary to consummate the transactions contemplated herein;

                  (ii) prepare and file with the SEC a preliminary proxy statement relating to the matters to be considered at the Special Meeting pursuant to this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after con-sultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and
              (y) subject to the fiduciary obligations of the Board un-der applicable law, to obtain the necessary approval and adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby by its stockholders; and

                 (iii) subject to the fiduciary obligations of the Board under applicable law after consultation with outside counsel, include in the Proxy Statement the recommendation

                                      -9-
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              of the Board that stockholders of the Company vote in fa-
              vor of the adoption of this Agreement and such other mat-ters as may be necessary to consummate the transactions contemplated hereby.

                   (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval and adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby.

                   Section 3.04.  Merger Without Meeting of Stockhold-
                                  ------------------------------------
         ers.  Notwithstanding Section 3.03 hereof, in the event that
         ---
         Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent or the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

                   Section 3.05.  Consummation of the Merger.  As soon
                                  --------------------------
         as practicable after the satisfaction or waiver of the condi-tions set forth in Article VIII hereof, the Surviving Corpora-tion shall execute in the manner required by the DGCL and file with the Delaware Secretary of State the Certificate of Merger (or, in the event Section 3.04 hereof is applicable, the Pur-chaser shall execute in the manner required by the DGCL and file with the Delaware Secretary of State a certificate of ownership and merger), and the parties shall take such other and further actions as may be required by law to make the Merger effective as promptly as is practicable.


                                    ARTICLE IV

                      DISSENTING SHARES; PAYMENT FOR SHARES

                   Section 4.01.  Dissenting Shares.  Notwithstanding
                                  -----------------
         anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price, as provided in Section 3.01 hereof, unless and until such holder fails to perfect or withdraws or

                                     -10-
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         otherwise loses his right to appraisal and payment under the
         DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to re-ceive the Merger Price to which such holder is entitled, with-out interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to partic-ipate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                   Section 4.02.  Payment for Shares.  (a)  From and
                                  ------------------
         after the Effective Time, a bank or trust company to be desig-nated by Parent (and reasonably acceptable to the Company) shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price for certificates (the "Certifi-cates") formerly representing Shares and entitled to payment of the Merger Price pursuant to Section 3.01 hereof. At the Ef-fective Time, Parent or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of holders of Shares the aggregate Merger Price to which hold-ers of Shares shall be entitled at the Effective Time pursuant to Section 3.01 hereof.

                   (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Cer-tificates that immediately prior to the Effective Time repre-sented Shares (other than Certificates representing Shares held by Parent or the Purchaser, any subsidiary of Parent or the Purchaser or in the treasury of the Company) a form of letter of transmittal which shall specify that delivery shall be ef-fected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price therefor. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate in exchange therefor cash in an amount equal to the Merger Price multiplied by the number of Shares formerly represented by such Certificate, and such Cer-tificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any subsidiary of Parent or the Pur-chaser or in the treasury of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest shall be paid or accrued on such Merger Price.

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

                   (c) Promptly following the date which is nine months after the Effective Time, the Paying Agent shall deliver to Parent all cash, Certificates and other documents in its pos-session relating to the transactions described in this Agree-ment, and the Paying Agent's duties shall terminate. Thereaf-ter, each holder of a Certificate formerly representing a Share (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Pur-chaser, any subsidiary of Parent or the Purchaser or in the treasury of the Company) may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the ag-gregate Merger Price relating thereto, without any interest or dividends thereon.

                   (d) The Merger Price shall be net to each holder of Certificates in cash, subject to reduction only for any appli-cable federal back-up withholding or, as set forth in Section 4.02(e), stock transfer taxes payable by such holder.

                   (e) If payment of cash in respect of any Certificate is to be made to a person other than the person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certif-icate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable.

                   (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corpo-ration of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certifi-cates formerly representing Shares (other than Certificates representing Shares held by Parent or the Purchaser, any sub-sidiary of Parent or the Purchaser or in the treasury of the Company) are presented to Parent, the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, without interest, as provided in this Article IV, subject to applicable law in the case of Dissenting Shares.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                   The Company represents and warrants to Parent and the Purchaser as follows:

                   Section 5.01.  Organization.  The Company and each of
                                  ------------
         its Significant Subsidiaries (as defined below) is a corpora-tion duly organized, validly existing and in good standing un-der the laws of their respective jurisdictions of incorporation and the Company and each of its Significant Subsidiaries has all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their re-spective businesses as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individ-ually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or re-sults of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company owns directly all of the outstanding capital stock of each of its Significant Subsidiaries. As used in this Agreement a "Significant Subsidiary" means a corporation which is a "sig-nificant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X.

                   Section 5.02.  Capitalization.  The authorized capi-
                                  --------------
         tal stock of the Company consists of 50,000,000 Shares and 185,000 shares of preferred stock, par value $20.00 per share ("Company Preferred Stock"). As of March 30, 1995, there were 34,173,453 Shares and no shares of Company Preferred Stock is-sued and outstanding, and there are no Shares or shares of Company Preferred Stock held in the Company's treasury. As of the date hereof, there were outstanding options to purchase 2,391,703 Shares under the Option Plans. Except for the Rights granted pursuant to the Rights Agreement (which shall be re-deemed pursuant to Section 7.10 hereof), Options under the Op-tion Plans (which shall be cancelled pursuant to Section 3.02(a) hereof), options outstanding to purchase not more than 920,000 shares of common stock of the Company's subsidiary, EMASS, Inc. ("EMASS") pursuant to the EMASS 1994 Employee Stock Option Plan (the "EMASS Option Plan") (which options will become fully vested upon consummation of the Offer and remain outstanding after the Effective Time), and additional options to purchase up to 150,000 shares of EMASS common stock which may be granted at the Company's or EMASS's discretion prior to the Control Date, there were not as of the date hereof, and at all times thereafter through the Control Date there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its sub-sidiaries or any other securities convertible into or evidenc-ing the right to subscribe for any such shares. All issued and outstanding Shares are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

                   Section 5.03.  Authority.  The Company has full cor-
                                  ---------
         porate power and authority to execute and deliver this Agree-ment and, subject to the approval of its stockholders, if re-quired, to consummate the transactions contemplated hereby.
         The execution and delivery of this Agreement and the consumma-tion of the transactions contemplated hereby have been duly and validly authorized and approved by the Board, and other than the approval by its stockholders, if required, no other corpo-rate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of the Com-pany, enforceable against it in accordance with its terms.

                   Section 5.04.  No Violations; Consents and Approvals.
                                  -------------------------------------
         (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate any provision of its certificate of incorpo-ration or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effec-tive upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other in-strument of indebtedness for money borrowed to which the Com-pany or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effec-tive upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or au-thority by which the Company or any of its subsidiaries or any of their respective properties is bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults or rights under the laws of any jurisdiction outside the United States or which, either individually or in the ag-gregate, would not have a Company Material Adverse Effect or materially impair the Company's ability to consummate the transactions contemplated hereby or for which the Company has received or, prior to the consummation of the Offer, shall have received appropriate consents or waivers.

                   (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental en-tity is required in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except (i) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
         (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such filings and consents as may be required under any environmental law per-taining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) filing with, and approval of, the New York Stock Exchange, Inc. and the SEC with respect to the delisting and deregistration of the Shares, (vi) such consents, approv-als, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corpora-tion, takeover or blue sky laws of various states or non-U.S. change-in-control laws or regulations and (vii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made prior to the consummation of the Offer the failure of which to be obtained or made would not, individually or in the aggre-gate, have a Company Material Adverse Effect, or materially impair the Company's ability to perform its material obliga-tions hereunder or prevent the consummation of any of the transactions contemplated hereby.

                   Section 5.05.  SEC Documents; Financial Statements.
                                  -----------------------------------
         (a) The Company has made available to Parent and the Purchaser copies of each registration statement, report, proxy statement, information statement or schedule filed with the SEC by the Company since January 1, 1993 (the "SEC Documents"). As of their respective dates, the Company's SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and none of such SEC Documents contained any untrue statement of a material fact or omitted to state a mate-rial fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   (b) As of their respective dates, the consolidated financial statements of the Company included in the Company's Reports on Form 10-K and Reports on Form 10-Q included in the SEC Documents were prepared in accordance with generally ac-cepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the Company's consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated re-sults of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited state-ments, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

                   Section 5.06.  Absence of Certain Changes; No Undis-
                                  -------------------------------------
         closed Liabilities.  (a)  Since December 31, 1994, except as
         ------------------
         disclosed in the SEC Documents filed prior to the date hereof, the Company has not (i) incurred any liability, whether or not accrued, contingent or otherwise, or suffered any event or oc-currence (other than events or occurrences which relate to general economic conditions or conditions generally affecting the defense industry) which, individually or in the aggregate, would have a Company Material Adverse Effect or (ii) made any changes in accounting methods, principles or practices or (iii) declared, set aside or paid any dividend or other distribution with respect to its capital stock, other than regular quarterly cash dividends at a rate not exceeding $.375 per Share per quarter, payable on the Company's customary dividend payment dates. Since December 31, 1994 to the date of this Agreement, each of the Company and its subsidiaries has conducted its operations according to its ordinary course of business con-sistent with past practice.

                   (b) Except as and to the extent disclosed by the Company in the SEC Documents, as of December 31, 1994, neither the Company nor any of its subsidiaries had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries

         (including the notes thereto) or which would have, individually or in the aggregate, a Company Material Adverse Effect.

                   Section 5.07.  Litigation.  Except as disclosed by
                                  ----------
         the Company in the SEC documents, there is no suit, claim, ac-tion, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any court or governmental entity with respect to which there is a reasonable likelihood of a determination which, in-dividually or in the aggregate, would have a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Documents, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Company Material Adverse Effect.

                   Section 5.08.  Compliance with Applicable Law.  Ex-
                                  ------------------------------
         cept as disclosed by the Company in the SEC Documents, the Company and its subsidiaries hold all permits, licenses, vari-ances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and ap-provals which would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Documents, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Mate-rial Adverse Effect. Except as disclosed by the Company in the SEC Documents, the businesses of the Company and its subsid-iaries are not being conducted in violation of any law, ordi-nance or regulation of any governmental entity except for vio-lations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Documents, and except for the audit by the Internal Revenue Service of the Company's qualified benefit plans currently being conducted, no investigation or review by any governmental entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened nor, to the best knowledge of the Company, has any governmental entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Company Material Adverse Effect.

                   Section 5.09.  Taxes.  Each of the Company and its
                                  -----
         subsidiaries has filed, or caused to be filed, all federal, state, local and foreign income and other material tax returns required to be filed by it, has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), that are shown on such tax returns as due and payable, or otherwise required to be paid, other than such Taxes as are being contested in good faith and for which adequate reserves have been estab-lished and other than where the failure to so file, pay or withhold would not have a Company Material Adverse Effect. There are no material claims or assessments pending against the Company or its subsidiaries for any alleged deficiency in any Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any of its subsidiaries which if upheld would have a Company Material Adverse Effect. None of the Company or any of its subsidiaries has made an election to be treated as a "consenting corporation" under
         Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). There is no material deferred inter-company gain within the meaning of the Treasury Regulations promulgated un-der Section 1502 of the Code. There are no waivers or exten-sions of any applicable statute of limitations to assess any material Taxes. Other than with respect to returns for the 1994 taxable year, there are no outstanding requests for any extension of time within which to file any material return or within which to pay any material Taxes shown to be due on any return.

                   Section 5.10.  Certain Employee Plans.  Each "em-
                                  ----------------------
         ployee benefit plan," as defined in Section 3(3) of the Em-ployee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its subsidiaries (the "Plans") complies in all respects with all applicable re-quirements of ERISA (to the extent required to so comply) and the Code and other applicable laws, except where failure so to comply would not have a Company Material Adverse Effect. No "reportable event" (as such term is defined in ERISA) or ter-mination has occurred with respect to any Plan under circum-stances which present a risk of liability to any governmental entity or other person which would have a Company Material Adverse Effect. None of the Plans is a multiemployer plan, as such term is defined in ERISA. Neither the Company and its subsidiaries, nor any of their respective directors, officers, employees or agents has, with respect to any Plan, engaged in any "prohibited transaction", as such term is defined in Sec-tion 4975 of the Code or Section 406 of ERISA, nor has any Plan engaged in any such prohibited transaction which could reason-ably be expected to result in any taxes or penalties or pro-hibited transactions under Section 4975 of the Code or under

         Section 502(i) of ERISA, which in the aggregate could reason-ably be expected to have a Company Material Adverse Effect. Copies of all of the Company's Plans covering United States employees of the Company and any related trusts and summary plan descriptions have been made available to the Purchaser. Except as specifically contemplated by this Agreement, or as provided in the SERP (as defined in Section 7.11), the Amended and Restated Indemnification Agreements between the Company and its directors and officers, the Option Plans or the EMASS Option Plan, neither the execution and delivery of this Agree-ment nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or deliv-ery of, or increase the amount or value of, any payment or benefit to any employee or former employee of the Company or any of its subsidiaries.

                   Section 5.11.  Rights Agreement.  The Board has taken
                                  ----------------
         all necessary action (i) to provide that neither Parent nor the Purchaser will become an "Acquiring Person," that no "Trigger-ing Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur and that Section 13 of the Rights Agreement will not be triggered, in each case as a result of the announcement, commencement or consummation of the Offer, the execution or delivery of this Agreement or any amendment hereto or the consummation of the transactions contemplated hereby and (ii) to redeem the Rights effective immediately prior to the Purchaser's acceptance of Shares for purchase pursuant to the Offer.

                   Section 5.12.  Information.  None of the Schedule
                                  -----------
         14D-9, the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transac-tions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other gov-ernmental entity and, in addition, in the case of the Proxy Statement, if any, at the date it or any amendment or supple-ment is mailed to stockholders and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to in-formation supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 and the Proxy Statement, if any, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by the Company specifically for in-clusion or incorporation by reference in the Offer Documents or in any other document filed or to be filed by or on behalf of Parent or the Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                   Section 5.13.  Delaware Section 203.  The Board has
                                  --------------------
         taken all appropriate and necessary action such that the pro-visions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement.

                   Section 5.14.  Broker's Fees.  Except for CS First
                                  -------------
         Boston Corporation and Morgan Stanley & Co. Incorporated, nei-ther the Company nor any of its subsidiaries or any of its di-rectors or officers has incurred any liability not already paid and disclosed to Parent or will incur any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.


                                    ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PARENT AND
                                  THE PURCHASER

                   Parent and the Purchaser represent and warrant to the Company as follows:

                   Section 6.01.  Organization.  Each of Parent and the
                                  ------------
         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each of Parent and the Purchaser has all requisite corporate power and au-thority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is a wholly owned subsidiary of Parent.

                   Section 6.02.  Authority.  Each of Parent and the
                                  ---------
         Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions con-templated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of Parent and the Purchaser and by Parent as the sole stockholder of the Purchaser and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This

         Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of the Com-pany, it constitutes a legal, valid and binding agreement of each of Parent and the Purchaser, enforceable against them in accordance with its terms.

                   Section 6.03.  No Violations; Consents and Approvals.
                                  -------------------------------------
         (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Parent or the Purchaser with any of the provi-sions hereof will (i) violate any provision of their respective certificates of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due no-tice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which Parent or the Purchaser is a party, or by which Parent or the Purchaser or any of their respective properties is bound, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effec-tive upon the occurrence of a merger, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which Parent or the Purchaser is a party, or by which Parent or the Purchaser or any of their respective prop-erties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which Parent or the Purchaser or any of its respective properties is bound, excluding from the foregoing clauses (ii), (iii) and (iv) vio-lations, breaches, defaults or rights which, either individu-ally or in the aggregate, would not have a material adverse effect on Parent's or the Purchaser's ability to perform their respective obligations pursuant to this Agreement or consummate the Offer and the Merger (a "Parent Material Adverse Effect") or for which Parent or the Purchaser has received appropriate consents or waivers.

                   (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental en-tity is required by Parent or the Purchaser in connection with the execution and delivery of this Agreement, or the consumma-tion by Parent or the Purchaser of the transactions contem-plated hereby, except (i) expiration of the waiting period un-der the HSR Act, (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Cer-tificate of Merger with the Delaware Secretary of State, (iv) such filings and consents as may be required under any envi-ronmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) such consents, approvals, orders, authorizations, notifications, approvals, registra-tions, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states [or non-U.S. change-in-control laws or regulations] and (vi) such other consents, orders, authorizations, registrations, decla-rations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, indi-vidually or in the aggregate, have a Parent Material Adverse Effect.

                   Section 6.04.  Information.  Neither the Offer Docu-
                                  -----------
         ments nor any other document filed or to be filed by or on be-half of Parent or the Purchaser with the SEC or any other gov-ernmental entity in connection with the transactions contem-plated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental en-tity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to in-formation supplied by the Company specifically for inclusion or incorporation by reference in any such document. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regula-tions thereunder. None of the information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or nec-essary in order to make the statements made therein, in light of the circumstances under which they were made, not mislead-ing.

                   Section 6.05.  Broker's Fees.  Except for Bear,
                                  -------------
         Stearns & Co. Inc., neither Parent nor the Purchaser, nor any of their respective subsidiaries or directors or officers, has incurred or will incur any liability for any broker's fees, commissions, or financial advisory or finder's fees in connec-tion with any of the transactions contemplated by this Agree-ment.

                   Section 6.06.  Financing.  Parent or the Purchaser
                                  ---------
         will have at the time of acceptance for payment and purchase of Shares under the Offer and at the Effective Time, the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby and to pay related fees and expenses.


                                   ARTICLE VII

                                    COVENANTS

                   Section 7.01.  Conduct of Business of the Company.
                                  ----------------------------------
         Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Control Date, each of the Company and its subsidiaries will conduct its operations according to its or-dinary course of business consistent with past practice, and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its key employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having material business relationships with it and will take no action not re-quired by law which would materially adversely affect the ability of the parties to consummate the transactions contem-plated by this Agreement or be materially inconsistent with such transactions. The Company shall make such notifications to the U.S. Department of Defense and certain other classified customers of the Company as the Company determines are neces-sary to comply with the foregoing covenant.

                   Section 7.02.  Acquisitions and Divestitures.  Prior
                                  -----------------------------
         to the Control Date, the Company shall keep Parent advised of the status of all discussions and negotiations concerning pos-sible acquisitions and divestitures by the Company or any of its subsidiaries of any corporations or businesses, and the Company agrees that without the prior written consent of Parent it shall not make, or agree to make, any such acquisition or divestiture; provided that the foregoing restriction shall not apply to the transactions involving Asta and ATM previously disclosed by the Company to Parent. Other acquisition or dis-position transactions will be determined by mutual agreement after consultation between the chief executive officers of Parent and the Company.

                   Section 7.03.  No Solicitation.  (a)  The Company
                                  ---------------
         agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, ini-tiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolida-tion or other business combination involving the Company or its subsidiaries or acquisition of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than Parent, the Purchaser or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to aban-don, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understanding, in each case only if the Board determines in good faith by a ma-jority vote, after consultation with its financial advisors and outside legal counsel of the Company, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Board in connection with seeking an Ac-quisition Transaction that is more favorable to the stockhold-ers of the Company than the Offer and the Merger.

                   (b) The Company shall immediately advise Parent in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to
         Section 7.03(a), unless the Board determines in good faith by a majority vote, after consultation with its outside legal counsel, that taking such action would create a reasonable possibility of a breach of the fiduciary duties of the Board in connection with seeking an Acquisition Transaction that is more favorable to the stockholders of the Company than the Offer and the Merger.

                   Section 7.04.  Access to Information.  From the date
                                  ---------------------
         of this Agreement until the Effective Time, and subject to any access, disclosure, copying or other limitations imposed by applicable law or the terms of any of the Company's or its subsidiaries' classified contracts (including any such con-tracts or arrangements with the U.S. or foreign governments), the Company will give Parent and its authorized representatives (including counsel, environmental and other consultants, ac-countants and auditors) access during normal business hours upon reasonable prior notice to all facilities, personnel and operations and to all books and records of the Company and its subsidiaries, will permit Parent to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and op-erating data and other information with respect to its business and properties as Parent may from time to time reasonably re-quest. Parent agrees that any information furnished to it, its subsidiaries or its authorized representatives pursuant to this
         Section 7.04 will be subject to the provisions of the letter agreement dated January 23, 1995 between Parent and the Company (the "Confidentiality Agreement").

                   Section 7.05.  Reasonable Best Efforts; Other Ac-
                                  ----------------------------------
         tions.  Subject to the terms and conditions herein provided and
         -----
         applicable law, each of the Company, Parent and the Purchaser shall use its reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effec-tive the transactions contemplated by this Agreement, includ-ing, without limitation, using such reasonable best efforts to
         (i) obtain all necessary consents, approvals or waivers under its material contracts and (ii) lift any legal bar to the Merger; provided, however, that the foregoing shall not require Parent, the Purchaser or any other affiliate of Parent to agree to any action or restriction which, if imposed by a governmen-tal entity, would constitute a condition described in paragraph
         (a) of Annex I to this Agreement.

                   Section 7.06.  Public Announcements.  Before issuing
                                  --------------------
         any press release or otherwise making any public statements with respect to this Agreement, the Offer or the Merger, Par-ent, the Purchaser and the Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such con-sultation, except in either case as may be required by law or any obligations pursuant to any listing agreement with any na-tional securities exchange.

                   Section 7.07.  Notification of Certain Matters.  Each
                                  -------------------------------
         of the Company and Parent shall give prompt notice to the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (A) any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the acceptance for payment of Shares pursuant to the Offer, (B) any condition set forth in Annex I to be unsatisfied in any mate-rial respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer or (C) any condition set forth in Article VIII hereof to be unsatisfied in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, con-dition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                   Section 7.08.  Indemnification.  (a)  From and after
                                  ---------------
         the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (i) to the full extent permitted by Delaware law or, if the protections afforded thereby to an Indemnified Person are greater, (ii) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law), which provisions will survive the Merger and continue in full force and effect after the Effective Time. Without limiting the foregoing, (i) Parent shall, and shall cause the Surviving Corporation to, periodi-cally advance expenses (including attorney's fees) as incurred by an Indemnified Person with respect to the foregoing to the full extent permitted under applicable law, and (ii) any de-termination required to be made with respect to whether an In-demnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and rea-sonably satisfactory to such Indemnified Party.

                   (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance main-tained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which oc-curred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such in-surance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                   (c) The provisions of this Section 7.08 are intended to be for the benefit of, and shall be enforceable by each In-demnified Party, his or her heirs and his or her representa-tives.

                   Section 7.09.  Expenses.  Except as set forth in
                                  --------
         Section 9.05(b) hereof, Parent and the Company shall bear their respective expenses incurred in connection with this Agreement, the Offer and the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representa-tives, counsel and accountants.

                   Section 7.10.  Rights Agreement.  Except as contem-
                                  ----------------
         plated by Section 5.11 hereof, the Company shall not redeem the Rights or amend or terminate the Rights Agreement prior to the consummation of the Offer unless (i) required to do so by order of a court of competent jurisdiction (ii) the Board determines in good faith by a majority vote that the failure to make such redemption, amendment or termination would create a reasonable possibility of a breach of the Board's fiduciary duties under applicable law or (iii) this Agreement has theretofore been terminated.

                   Section 7.11.  Employee Benefits.  (a)  Following the
                                  -----------------
         consummation of the Offer, (i) Purchaser shall cause the Com-pany to honor in accordance with their terms the employment contracts and other arrangements set forth on Schedule 7.11, the Company's Executive Supplemental Retirement Plan ("SERP"), the Trust Agreement between the Company and Society National Bank dated as of May 19, 1994, and the Trust Agreement between the Company and AmeriTrust Company National Association dated as of June 23, 1987, as amended, in each case as in effect on the date hereof and as amended as contemplated by this Agree-ment, and (ii) Parent shall unconditionally guarantee the prompt payment when due of all amounts payable pursuant to the terms of the aforementioned employment contracts and the SERP, including any costs incurred by employees or former employees (or their respective beneficiaries) in enforcing their rights under such contracts or under the SERP. The provisions of the preceding sentence are intended to be for the benefit of, and shall be enforceable by, each of the employees and former em-ployees (and their respective beneficiaries) who are parties to such employment contracts or such other arrangements, who are participants in the SERP or such other arrangements, or who are beneficiaries under either of such Trust Agreements.

                   (b) Until the third anniversary of the Effective Time, Purchaser shall provide or cause the Company to provide to individuals who are employed by the Company or any of its subsidiaries employee benefits that are in the aggregate no less favorable than those provided to them as of the date hereof. Without limiting the generality of the foregoing, Parent agrees that, following the Effective Time, employees of the Surviving Corporation shall be eligible to participate in Parent's various compensation plans on a basis comparable to that of similarly situated employees of Parent and its subsidiaries.

                   (c) Before the consummation of the Offer, the Com-pany shall take all steps necessary to ensure that none of the transactions contemplated by this Agreement shall constitute or result in a "Change of Control" as defined in the Company's Salaried Employees Retirement Plan and HRB Systems, Inc. Sala-ried Employees Retirement Plan.

                   (d) Parent and Purchaser agree that prior to the consummation of the Offer, the Board (and following consumma-tion of the Offer and prior to the Effective Time, a majority of the Continuing Directors) may (i) amend the ESOP to provide for full vesting of all account balances and allocations of all unallocated shares, or the proceeds thereof, as of the Effec-tive Time, and to make other technical or administrative amendments related thereto, (ii) terminate the ESOP as of the Effective Time and provide for the orderly liquidation of the assets thereof or, with the consent of Purchaser (which consent shall not be unreasonably withheld), merge the ESOP with and into another tax-qualified plan, (iii) amend the Company's Employee Savings Plan to increase, as of the Effective Time, the Company's contributions thereunder to reflect any cessation of ESOP contributions (net of contributions for the benefit of employees of the Surviving Corporation under Parent's employee stock ownership plan ("Parent's ESOP"), as described in the succeeding sentence), (iv) authorize amendments to the employ-ment contract with the Company's Chairman and Chief Executive Officer to provide that such individual shall serve as Chief Executive Officer of the Surviving Corporation following the Effective Time and (unless he earlier resigns) for a period of 3 years thereafter. Parent and the Purchaser agree that if contributions to the ESOP cease on or after the Effective Time, then as of the date of such cessation, the employees of the Surviving Corporation and its subsidiaries who would otherwise have been eligible to receive allocations under the ESOP shall be eligible to participate in Parent's ESOP as of the date of such cessation. For purposes of the preceding sentence, all service with the Company and its subsidiaries shall be recog-nized for eligibility and vesting purposes.

                   (e) Parent recognizes that the Company's business presents special situations with respect to the retention and recruitment of employees and executives and Parent agrees that the Chief Executive Officer of the Company may from time to time propose special arrangements for such employees and execu-tives for consideration by Parent. Parent also recognizes that there are approximately 20 key executives of the Company who, in accordance with the usual procedures of the Compensation Committee of Parent, will receive appropriate consideration in connection with the grant of stock options by Parent at the customary time in July 1995.

                   Section 7.12.  Board Representation.  At the Effec-
                                  --------------------
         tive Time or as soon as practicable thereafter, Parent shall use its best efforts and take all reasonable steps to cause A. Lowell Lawson to be appointed as a director of Parent for a term ending at the 1998 annual meeting of stockholders of Parent.

                   Section 7.13.  Maintenance of the Company's Head-
                                  ----------------------------------
         quarters and Separate Identity.  It is Parent's and the Pur-
         ------------------------------
         chaser's present intent to operate the Company as a subsidiary of Parent under the Company's current name, with the same man-agement and organizational structure and in its current head-quarters in Dallas, Texas.

                   Section 7.14.  EMASS.  Parent and the Purchaser
                                  -----
         acknowledge that they have been informed of the Company's business plan for EMASS and that they are aware of the Com-pany's commitment to implement that plan so long as it rep-resents sound business judgment. Although Parent does not currently have sufficient information to commit to a specific course of action, Parent and the Purchaser currently plan to pursue and implement, within the same time frames and upon the same terms and conditions, that portion of such business plan that contemplates a public offering, spin-off or similar transaction with respect to the capital stock of EMASS so long as the management of the Purchaser and Parent concur with the management of the Company that plan implementation represents the exercise of sound business judgment.

                                   ARTICLE VIII

                     CONDITIONS TO THE OBLIGATIONS OF PARENT,
                          THE PURCHASER AND THE COMPANY

                   The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, if permis-sible, waiver at or prior to the Effective Time of each of the following conditions:

                   Section 8.01.  Purchase of Shares.  The Purchaser
                                  ------------------
         shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; provided that this condition shall be deemed to have been satisfied with re-spect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                   Section 8.02.  Stockholder Approval.  The vote of the
                                  --------------------
         stockholders of the Company necessary to consummate the trans-actions contemplated by this Agreement shall have been ob-tained, if required by applicable law.

                   Section 8.03.  No Legal Impediments.  No statute,
                                  --------------------
         rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency of competent jurisdiction or by any court or tribunal of competent jurisdiction, domestic, foreign or supranational, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.


                                    ARTICLE IX

                           TERMINATION AND ABANDONMENT

                   Section 9.01.  Termination.  This Agreement may be
                                  -----------
         terminated (and the Merger contemplated hereby may be abandoned notwithstanding approval thereof by the stockholders of the Company) at any time prior to the Effective Time:

                   (a) by mutual written consent of the Boards of Di-rectors of Parent and the Company;

                   (b) by either Parent or the Company if, without any material breach of such terminating party of its obliga-tions under this Agreement, the purchase of Shares pursu-ant to the Offer shall not have occurred on or before September 30, 1995, which date may be extended by mutual written consent of the parties hereto;

                   (c) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.01(c) if Parent's or the Purchaser's ter-mination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition set forth in Annex I hereto or is other-wise in violation of the terms of the Offer or this Agreement;

                   (d) by either Parent or the Company if any court of competent jurisdiction in the United States or other gov-ernmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agree-ment shall have used its reasonable best efforts, subject to Section 7.05, to remove or lift such order, decree or ruling; or

                   (e) by the Company if the Offer has not been timely commenced in accordance with Section 1.01(a) hereof.

                   Section 9.02.  Termination by Parent.  This Agreement
                                  ---------------------
         may be terminated and the Offer and the Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the purchase of Shares pursuant to the Offer, if (a) the Board shall withdraw, modify or change its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to Parent, (b) the Board shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Transaction or (c) any corporation, partner-ship, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or the Pur-chaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 20% of the outstanding Shares (either on a primary or a fully diluted basis).

                   Section 9.03.  Termination by the Company.  This
                                  --------------------------
         Agreement may be terminated and the Merger may be abandoned by action of the Board, at any time prior to the Effective Time,
         (a) if there shall be a material breach of any of Parent's or the Purchaser's representations, warranties or covenants here-under, which breach shall not be cured within ten days of no-tice thereof, or (b) to allow the Company to enter into an agreement in respect of an Acquisition Transaction which the Board has determined is more favorable to the Company and its stockholders than the transactions contemplated hereby (pro-vided that the termination described in this clause (b) shall not be effective unless and until the Company shall have paid to Parent the fee described in Section 9.05(b) hereof).

                   Section 9.04.  Procedure for Termination.  In the
                                  -------------------------
         event of termination and abandonment of the Merger and the Of-fer by Parent or the Merger by the Company pursuant to this
         Article IX, written notice thereof shall forthwith be given to the other.

                   Section 9.05.  Effect of Termination.  (a)  In the
                                  ---------------------
         event of termination of this Agreement pursuant to this Article IX, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto except as provided in this Section 9.05 and Sections 1.02(c) and 7.09 and the last sentence of Section 7.04, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                   (b) If (i) Parent shall have terminated this Agree-ment pursuant to Section 9.02 hereof or (ii) the Company shall have terminated this Agreement pursuant to Section 9.03(b) hereof, then in either such case the Company shall promptly, but in no event later than two business days after the date of such termination or event, pay Parent a termination fee of $75,000,000 plus an amount, not in excess of $20,000,000, equal to Parent's actual and reasonably documented out-of-pocket expenses directly attributable to the negotiation and execution of this Agreement and the attempted financing and completion of the Offer and the Merger, which amount shall be payable in same day funds, provided, that no fee or expense reimbursement shall be paid pursuant to this Section 9.05(b) if Parent shall be in material breach of its obligations hereunder. In no event shall the Company be required to pay more than one termination fee and reimbursement of expenses pursuant to this Section 9.05(b).

                                    ARTICLE X

                                   DEFINITIONS

                   Section 10.01. Terms Defined in the Agreement. The following terms used herein shall have the meanings ascribed in the indicated sections.

         Acquisition Transaction..........................   7.03(a)
         Agreement........................................   Preamble
         Board............................................   Recitals
         Certificate of Merger............................   2.02
         Certificates.....................................   4.02(a)
         Code.............................................   5.09
         Company..........................................   Preamble
         Company Material Adverse Effect..................   5.01
         Company Permits..................................   5.08
         Company Preferred Stock..........................   5.02
         Constituent Corporations.........................   Preamble
         Continuing Directors.............................   1.03(c)
         Control Date.....................................   1.03(a)
         Delaware Secretary of State......................   2.02
         DGCL.............................................   Recitals
         Dissenting Shares................................   4.01
         Effective Time...................................   2.02
         EMASS............................................   5.02
         EMASS Option Plan................................   5.02
         ERISA............................................   5.10
         Exchange Act.....................................   1.01(a)
         HSR Act..........................................   5.04(b)
         Merger...........................................   2.01(a)
         Merger Price.....................................   3.01
         Minimum Condition................................   Annex I
         Offer............................................   1.01(a)
         Offer Documents..................................   1.01(c)
         Option Plans.....................................   3.02(a)
         Options..........................................   3.02(a)
         Parent...........................................   Preamble
         Parent Material Adverse Effect...................   6.03(a)
         Paying Agent.....................................   4.02(a)
         person...........................................   11.09
         Plans............................................   5.10
         Proxy Statement..................................   3.03(a)(ii)
         Purchaser........................................   Preamble
         Rights...........................................   1.01(a)
         Rights Agreement.................................   1.01(a)
         Schedule 14D-9...................................   1.02(b)
         SEC..............................................   1.01(c)
         SEC Documents....................................   5.05(a)
         Shares...........................................   1.01(a)

         Significant Subsidiary...........................   5.01
         Special Meeting..................................   3.03(a)(i)
         subsidiary.......................................   11.09
         Surviving Corporation............................   2.01(a)
         Tax..............................................   5.09

                                    ARTICLE XI

                                  MISCELLANEOUS

                   Section 11.01.  Amendment and Modification.  At any
                                   --------------------------
         time prior to the Effective Time, subject to applicable law and the provisions of Section 1.03(c) hereof, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, the Pur-chaser and the Company with respect to any of the terms con-tained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which reduces the Merger Price or the form of consider-ation therefor or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders.

                   Section 11.02.  Waiver.  At any time prior to the
                                   ------
         Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

                   Section 11.03.  Survivability; Investigations.  The
                                   -----------------------------
         respective representations and warranties of Parent, the Pur-chaser and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agree-ments of the parties hereto (including the Surviving Corpora-tion after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

                   Section 11.04.  Notices.  All notices and other com-
                                   -------
         munications hereunder shall be in writing and shall be deliv-ered personally or by next-day courier or telecopied with con-firmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be speci-fied by like notice; provided that notices of a change of ad-dress shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

                   (a)  if to the Company, to

                        E-Systems, Inc.
                        6250 LBJ Freeway
                        Dallas, Texas  75240
                        Telecopy:  (214) 392-4890
                        Attention:  General Counsel

                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom
                        919 Third Avenue
                        New York, New York  10022
                        Telecopy:  (212) 735-2000
                        Attention:  Peter A. Atkins, Esq.


                   (b)  if to Parent or the Purchaser, to

                        Raytheon Company
                        141 Spring Street
                        Lexington, Massachusetts  02173
                        Telecopy:  (617) 860-2924
                        Attention:  Thomas D. Hyde, Vice President
                                     and General Counsel

                        with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Telecopy:  (212) 403-2000
                        Attention:  Elliott V. Stein, Esq.

                   Section 11.05.  Assignment.  This Agreement and all
                                   ----------
         of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be as-signed by any of the parties hereto without the prior written consent of the other parties. This Agreement, except for the provisions of Sections 1.03(d), 3.02(a), 7.08, 7.11(a) and 7.12
         (which are intended to be for the benefit of the persons iden-tified therein, and may be enforced by such persons), is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

                   Section 11.06.  Governing Law.  This Agreement shall
                                   -------------
         be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                   Section 11.07.  Counterparts.  This Agreement may be
                                   ------------
         executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   Section 11.08.  Severability.  In case any one or
                                   ------------
         more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the spe-cific jurisdiction where such judgment shall be made.

                   Section 11.09.  Interpretation.  The article and
                                   --------------
         section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or inter-pretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unin-corporated organization and a government or any department or agency thereof; and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or in-directly owned by such specified corporation or any other per-son of which a majority of the equity interests therein are, directly or indirectly, owned by such specified corporation.

                   Section 11.10.  Guarantee.  Parent hereby guarantees
                                   ---------
         the due performance by the Purchaser of all of the Purchaser's obligations (including obligations to cause the Company to take or refrain from taking action) under this Agreement or incurred in connection with the Offer and the Merger.

                   Section 11.11.  Post-Control Date Actions.  Notwith-
                                   -------------------------
         standing anything in this Agreement to the contrary, from and after the Control Date the Company shall not be deemed for purposes hereof to be in breach of this Agreement if such breach was caused by Parent in its capacity as the controlling stockholder of the Company or by action of the Board taken with the approval of a majority of Parent's designees thereto.

                   Section 11.12.  Entire Agreement.  This Agreement,
                                   ----------------
         including the schedules, annexes and exhibits hereto and the documents and instruments referred to herein and therein, to-gether with the Confidentiality Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no representa-tions, promises, warranties, covenants, or undertakings in re-spect of such subject matter, other than those expressly set forth or referred to herein and therein.

                   IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their re-spective duly authorized officers as of the date first above written.

                             RAYTHEON COMPANY



                             By:   /s/ David S. Dwelley
                                  --------------------------
                                  Name:
                                  Title:



                             RTN ACQUISITION CORPORATION



                             By:   /s/ Herbert Deitcher
                                  --------------------------
                                  Name:
                                  Title:



                             E-SYSTEMS, INC.



                             By:   /s/ A. Lowell Lawson
                                  --------------------------
                                  Name:
                                  Title:

                                                                 ANNEX I

                   Conditions to the Offer.  Notwithstanding any other
                   -----------------------
         provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding Options) shall not have been sat-isfied (the "Minimum Condition") or (ii) any applicable waiting period under the HSR Act shall not have expired or been termi-nated prior to the expiration of the Offer or (iii) at any time after the date of this Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

                   (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent ju-risdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmen-tal authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Parent or the Pur-chaser (or any of their respective affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Parent or the Purchaser (or any of their re-spective affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Pur-chaser on all matters properly presented to the stockholders of the Company, (iv) imposes any material limitations on the ability of Parent or the Purchaser or any of their respective affiliates or subsidiaries effectively to control in any mate-rial respect the business and operations of the Company and its subsidiaries, or (v) which otherwise would materially adversely affect the Company and its subsidiaries taken as a whole; or

                   (b) this Agreement shall have been terminated by the Company, Parent or the Purchaser in accordance with its terms; or

                   (c) (i) the representations and warranties made by the Company in this Agreement shall not have been true and correct in all material respects when made, or shall have ceased to be true and correct in all material respects as of the Expiration Date (as defined in the Offer Documents) as if made as of such date, or (ii) as of the Expiration Date the Company shall not in all material respects have performed its material obligations and agreements and complied with its ma-terial covenants to be performed and complied with by it under this Agreement; or

                   (d) there shall have occurred (i) any general sus-pension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any sus-pension of payments in respect of banks in the United States (whether or not mandatory), (iii) from the date of this Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index, or (iv) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material ac-celeration or worsening thereof; or

                   (e) Parent, the Purchaser and the Company shall have agreed that the Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto.

                   The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Parent and the Purchaser and subject to the terms of this Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                       -2-